Exhibit 10.2

Amendment No. 2 to EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made as of this 1st day of October 2018 (the “Effective Date”), by and between Summit Healthcare REIT, Inc, a Maryland corporation (“Company”), and Elizabeth Pagliarini, an individual resident in the State of California (“Executive”).

RECITALS

WHEREAS, Company entered into the original employment agreement with Executive as of September 23, 2015, as amended by Amendment No. 1 dated effective January 1, 2018 (collectively, the “Original Agreement”), subject to the terms and conditions of the Original Agreement; and

WHEREAS, Executive and Company desire to amend the Original Agreement.

WHEREAS, all capitalized terms not defined herein shall have the same meanings ascribed to them in the Original Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows, effective as of the Effective Date:

1.	Term.

The Employment Period (as defined in the Original Agreement) shall continue until the third (3rd) anniversary of the Effective Date of this Amendment.

2.	Base Salary.

Base Salary shall be equal to $275,000 per annum.

3.	Rights upon Termination; Change in Control.

(a)	Section 4.5.1(i) of the Original Agreement shall be deleted and replaced with the following:

an amount equal to two (2) times Base Salary, payable as follows: (i) fifty percent (50%) of the amount shall be paid in a single lump sum amount within 10 days after the date by which Executive signs and returns a Release (and any revocation period has lapsed or expired) as provided for in Paragraph 4.7 below (presuming such Release has not been revoked); and (ii) the remaining fifty percent (50%) of the amount shall be paid in equal monthly installments over a twelve (12) month period on the first day of each month, commencing with the first day of the month immediately following payment of the first fifty percent (50%) installment.

(b)	The first sentence of Section 4.5.3(i) of the Original Agreement shall be deleted and replaced with the following:

At all times throughout Executive’s employment with the Company, Company shall pay the premiums for a term life insurance policy with a death benefit of no less than Five Hundred Thousand Dollars ($500,000).

(c)	Section 4.5.4(i) of the Original Agreement shall be deleted and replaced with the following:

an amount equal to twelve (12) months of the Base Salary, payable 50% in a lump sum amount within 10 days after the date by which Executive signs and returns a Release (and any revocation period has lapsed or expired) as provided for in Paragraph 4.7 below (presuming such Release has not been revoked) and the remaining 50% over a period of six (6) months thereafter.

(d)	Section 5.1.1 of the Original Agreement shall be deleted and replaced with the following:

Change in Control Bonus. The Company (or any successor entity) shall pay to the Executive a lump sum bonus amount equal to three (3) times Executive’s Base Salary. Such bonus shall be paid to Executive in full simultaneously upon the close of the transaction that has created the Change of Control.

4.	Miscellaneous.

All other terms and conditions of the Original Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written, to be effective at the Effective Date.

EXECUTIVE /s/ Elizabeth Pagliarini Elizabeth Pagliarini
SUMMIT HEALTHCARE REIT, INC. /s/ J. Steven Roush By: J. Steven Roush Title: Chairman of the Board of Directors